Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of CHF Solutions, Inc. dated December 31, 2018 and to the inclusion in, and incorporation by reference therein, of our report dated March 8, 2017 (except for the reverse stock split disclosed in Note 1, as to which the date is March 22, 2018) with respect to the consolidated financial statements of Sunshine Heart, Inc. (now known as CHF Solutions, Inc.), included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
December 31, 2018